Exhibit 99.1

FOR IMMEDIATE RELEASE

November 13, 2007	Contact: John Beaver (713) 654-9548

STERLING CHEMICALS ANNOUNCES STYRENE BUSINESS EXIT TO PURSUE
OTHER STRATEGIC INITIATIVES
     HOUSTON, TEXAS, November 13, 2007 — STERLING CHEMICALS, INC. (SCHI) announced that it will exit the styrene business to pursue other strategic initiatives. This decision followed the clearance under the Hart-Scott-Rodino Act of a styrene supply agreement with NOVA Chemicals Inc. (“NOVA”) that has subsequently been assigned by NOVA to INEOS NOVA LLC (“INEOS NOVA”) and INEOS NOVA’s nomination of zero pounds of styrene under the supply agreement for the balance of 2007. The clearance under the Hart-Scott-Rodino Act caused the agreement to become effective and triggered a $60 million payment obligation to Sterling due November 27, 2007. This payment, combined with cash on hand of $29 million at September 30, 2007 and the actions discussed below, are expected to result in at least $150 million net available cash in addition to Sterling’s unused credit lines.
     In accordance with the terms of the supply agreement, INEOS NOVA is expected to assume Sterling’s contractual obligations for future styrene deliveries and Sterling has exercised its right to permanently shut down and decommission its styrene plant. Under the agreement, Sterling is responsible for its closure costs of the styrene facility and is also subject to a long-term commitment to not reenter the styrene business for a period of time.
     The closure costs of the styrene facility are expected to be between $10 million and $15 million, which include the payment of employee severance costs and decommissioning costs. Sterling expects $3 million to $5 million of these costs to be expensed during the fourth quarter of 2007, with the balance expensed during 2008. The cash flow impact of these costs will be offset by approximately $90 million expected from the monetization of styrene-related working capital during the balance of 2007 and the first quarter of 2008. Sterling expects to record an impairment charge of approximately $3 million (before taxes) during the fourth quarter of 2007 related to incomplete capital projects associated with its styrene operations. Unless certain strategic initiatives being pursued are implemented, Sterling anticipates reducing its workforce over the next nine months in connection with its exit from the styrene business. This reduction of workforce would result in severance costs of between $4 million and $5 million. In an effort to mitigate these disruptions, reduce costs and add value to its Texas City site, Sterling is actively engaged in third-party discussions regarding strategic initiatives that would require the services of a significant number of its dedicated styrenics employees.

     Sterling’s remaining acetic acid business continued its excellent performance during the third quarter of 2007 and its plasticizers business is performing as expected. Sterling expects to file third quarter 2007 financial results on November 14, 2007.
     In anticipation of this business closure, Sterling has been evaluating other projects to utilize its styrene-related facilities in alternative manufacturing processes. Sterling believes that successfully reengineering and deploying these assets at our Texas City site will have substantially greater value than selling the styrene-related equipment for their base metal value. “Our deep water port facilities, rail access, other infrastructure assets coupled with Sterling’s talented operating team would complement the development of any chemical or oil and gas related activity at our Texas City facilities,” said Richard Crump, Sterling’s Chief Executive Officer. “These assets, our remaining operations, strong balance sheet and substantial cash position leave us in an excellent position to pursue our strategic growth initiatives either alone or in partnership with others.” If one or more of these strategic initiatives are consummated over the next few months, the reduction to Sterling’s workforce, the amount of severance payments and the other styrene business closure costs could be reduced significantly.
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     Based in Houston, Texas, Sterling Chemicals, Inc. manufactures petrochemical products at its facilities in Texas City, Texas.
     Statements in this press release that contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, include, but are not limited to, statements concerning the amount of expected closure costs, the amounts and times when closure costs are expensed, the amount of resulting impairment charges, the timing of any reductions in workforce, the number of employees involved and the amount of any resulting charges to operating income, the timing and amount of the cash flow received from the sale of styrene-related inventories, the possible implementation of strategic initiatives and the ability of Sterling to use the space and infrastructure that are currently associated with its styrene operations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and Sterling’s overall business and financial performance can be found in Sterling’s filings with the Securities and Exchange Commission, including Sterling’s Annual Report on Form 10-K. Investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and Sterling undertakes no obligation to publicly update or revise any forward-looking statements. Copies of Sterling’s most recent Annual Report on Form 10-K are posted on, or may be accessed through, Sterling’s website at www.sterlingchemicals.com.